Exhibit 99.1

Socket Mobile Reports Fourth Quarter 2022 and Full Year Results

FREMONT, Calif., – February 22, 2023 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and twelve months ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights:

•	Revenue of $5.2 million, a 15% decrease compared to $6.1 million in the comparable prior year quarter and a 39% increase sequentially compared to $3.7 million in Q3 2022.

•	Gross margin of 49.3% compared with 52.1% in the prior year quarter and 44.4% in the preceding quarter.

•	Operating loss was $152,000 compared to an operating income of $0.7 million a year ago and an operating loss of $947,000 in the preceding quarter.

•	Diluted earnings per share of $0.06, which included $0.08 per share income tax benefit primarily related to the adoption of Section 174 of the Tax Cuts and Jobs Act of 2017, compared to diluted earnings per share of $0.11 a year ago and a net loss per share of ($0.11) in the prior quarter.

Full Year 2022 Financial Highlights:

•	Revenue for the full year of 2022 was $21.2 million versus $23.2 million in 2021, a decrease of 8% year-over-year.

•	Gross margin for 2022 was 48.8% compared to 53.6% in 2021.

•	Operating loss was $446,000 compared to operating income of $2.7 million in 2021.

•	Diluted earnings per share of $0.01, which included a $0.09 per share income tax benefit primarily related to the adoption of Section 174 of the Tax Cuts and Jobs Act of 2017, compared to diluted earnings per share of $0.48 in the prior year, which included a $0.21 per share income tax benefit.

“In 2022, we made significant progress in building the foundation we need to ensure long-term growth in the data capture market. We added the C820, a camera-based scanning software to our product portfolio. The C820 enables our App partners to provide their end users with free scanning support from day one and provides a mechanism to support their end users with high-level data capture requirements to seamlessly upgrade to the appropriate data capture solutions,” said Kevin Mills, President, and Chief Executive Officer.

“We also launched the S550, NFC Mobile Wallet Reader and the S370, a universal NFC & QR Code Mobile Wallet Reader to enable our app partners to support eWallet-centric opportunities like mobile driver licenses and digital healthcare cards. The S550 was chosen as a finalist for the NFC Innovation Award.”

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“We significantly improved CaptureSDK, our unified software development toolset that supports our entire data capture portfolio. We now support Flutter, an open-source framework created by Google, Swift Package Manager, iOS’ native package managing solution for developers, and .NET MAUI, a replacement for Xamarin to create multi-platform apps using a single project,” continued Mills.

“In Q4 2022, we delivered an increase of 39% in revenue and improved the gross margin by 490 basis points compared to Q3 in a very challenging and uncertain macroeconomic environment. We reduced our inventory by 9% from our Q3 levels while maintaining our on-time delivery commitment to our partners. In October, Socket Mobile celebrated its 30th anniversary. We’d like to thank everyone who has contributed to our journey over the 30 years, and we will continue to innovate and improve as we remain focused on delivering world-class data capture solutions to our partners.” concluded Mills.

Conference Call

The management of Socket Mobile will hold a conference call and webcast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (866) 374-5140 passcode 43948657#. A live and replay audio webcast of the conference call can be accessed through a link https://onlinexperiences.com/Launch/QReg/ShowUUID=379FE181-E188-401A-A6C4-E06207FC348F&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2023, Socket Mobile, Inc. All rights reserved.

- Financial tables to follow -

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2022	2021	(Unaudited) 2022	2021
Revenue	$21,238	$23,199	$5,171	$6,114
Cost of revenue	10,872	10,763	2,623	2,929
Gross profit	10,366	12,436	2,548	3,185
Gross profit percent	48.8%	53.6%	49.3%	52.1%
Research & development	4,362	3,965	1,091	1,047
Sales & marketing	3,638	3,002	909	820
General & administrative	2,812	2,772	700	630
Total operating expenses	10,812	9,739	2,700	2,497
Operating income (loss)	(446)	2,697	(152)	688
Interest expense	(175)	(199)	(41)	(49)
Other income	—	65	—	55
Deferred income tax benefit	708	1,903	708	299
Net income	$87	$4,466	$515	$993
Net income per share:
Basic	$0.01	$0.58	$0.06	$0.13
Fully diluted	$0.01	$0.48	$0.06	$0.11
Weighted average shares outstanding: Basic Fully diluted	7,185 7,533	6,991 8,923	7,135 8,246	7,184 8,883

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) December 31, 2022	December 31, 2021*
Cash	$3,624	$6,096
Accounts receivable	2,660	2,576
Inventories	5,602	5,155
Deferred costs on shipments to distributors	266	159
Other current assets	617	395
Property and equipment, net	1,657	1,069
Deferred tax assets	8,668	7,960
Intangible assets, net	1,694	1,814
Operating leases right-of-use assets	3,560	211
Other long-term assets	250	140
Total assets	$28,598	$25,575
Accounts payable and accrued liabilities	$2,407	$2,862
Bank non-formula loan	125	625
Subordinated convertible notes payable, net of discount	147	144
Subordinated convertible notes payable, net of discount-related party	1,231	1,201
Deferred revenue on shipments to distributors	595	407
Deferred service revenue	34	32
Operating lease liabilities	3,737	258
Total liabilities	8,276	5,529
Common stock	67,165	66,147
Accumulated deficit	(46,013)	(46,101)
Treasury stock	(830)	—
Total equity	20,322	20,046
Total liabilities and equity	$28,598	$25,575

*Derived from audited financial statements.

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